UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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STEADYMED LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Q&A Post Iron Announcement.

Q: Why is STDY / UT doing this deal?

UT has the optimal infrastructure, resources, commitment and capabilities to rapidly introduce Trevyent® to PAH patients and the transaction provides immediate and future value for our respective shareholders.

Q: Why is UT doing this deal?

Our / SteadyMed’s (UT answering) development stage PAH product Trevyent fits well with UT’s pipeline products and their / our strategic focus and mission to bring new and innovative products, like Trevyent, to PAH patients.

Q: SteadyMed originally planned to launch Trevyent alone. Why the change?

With UT’s history of innovation and track record of success in launching new PAH treatments, the deal will provide the best opportunity to bring Trevyant to PAH patients as quickly as possible.

Q: What are the economics of the deal?

The total acquisition price is up to approximately $216M. UT will pay an all cash payment at closing of approximately $141M plus an all cash $75M contingent payment payable if a commercial milestone relating to the treatment of a specified number of patients with Trevyent is achieved within five years of closing. All SteadyMed warrants, options and restricted share units will be cancelled in the merger. Holders of SteadyMed warrants, restricted share units and in-the-money options will be entitled to receive a cash payment at closing of the merger; holders of SteadyMed options with an exercise price of less than $7.09 per share and restricted share units will also be entitled to participate in the contingent consideration.  For more information, please refer to our SEC filings found on the IR section of our website, including the Current Report on Form 8-K describing the merger agreement.

Q: When will the deal close?

The acquisition is subject to several closing conditions, including approval of the merger agreement by SteadyMed’s shareholders, the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, SteadyMed having a certain minimum level of net cash as of the closing date and other closing conditions.  Subject to satisfaction of the closing conditions, the transaction is expected to close in Q3, 2018.

Q: Will SteadyMed become a part of UT and go away?

Upon closing of the merger, SteadyMed will no longer be a publicly traded company; it will become a wholly owned subsidiary of UT.

Q; All other questions can be addressed with this ‘catch all’ response:

Please refer to our SEC filings found on the IR section of our website, including the Current Report on Form 8-K describing the merger agreement.

In the near future, we will file the Merger Proxy Statement with the SEC; it will go into much more detail about the deal. Once the filing is public, we would be happy to chat further.